Exhibit 5.1

                             Greenberg Traurig, LLP
                                 200 Park Avenue
                               New York, NY 10166

                    , 2004

GuruNet Corporation
Jerusalem Technology Park
Building 98
Jerusalem Technology Park
Jerusalem 91481 Israel


RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 (Registration No. 333-115424) filed by you with the Securities and Exchange Commission on
                     , 2004, as amended (the "Registration Statement"), in
connection with the registration under the Securities Act of 1933, as amended,
of up to             shares of your common stock (the "Shares"). The Shares
include an over-allotment option granted to the underwriters of the offering to
purchase              shares of common stock. We understand that the Shares are
to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement.

Very truly yours,


GREENBERG TRAURIG, LLP